Exhibit 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of the Broadmark Funds (the "Trust"), and to the use of our report on Broadmark Tactical Plus Fund (the "Fund"), a series of shares of beneficial interest of the Trust, dated December 27, 2012 on the statement of assets and liabilities and the related statement of operations as of December 24, 2012 of the Fund.  Such financial statements appear in the Trust's Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 27, 2012